NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 4 September 2007

Pacific Cast Technologies Plans Additional Expansion

(Albany, OR) – Pacific Cast Technologies, Inc. (www.paccast.com) (PCT), a wholly owned subsidiary of Ladish Co., Inc. (www.ladishco.com) (Ladish), recently announced plans to expand its melting capacity with a new VAR furnace at its Albany, Oregon facility. Today, PCT is announcing it will expand upon that project to increase the plant’s manufacturing capacity to support growing demand.

“Our major customers are extending their long-term agreements with us. This is a clear signal of our customers’ belief in the sustainability of this aerospace cycle and of their confidence in PCT to respond to their requirements,” said Randy Turner, President of PCT. “In the face of this demand, we will double our finishing and inspection capabilities. When coupled with our current investment in a new furnace, which is doubling our melting capacity, we will have invested about $12 million to support growth. The expansion project will break ground in December of this year. Production output is planned for first quarter 2009.”

According to Turner, PCT has strong participation in growing engine programs with Rolls-Royce, General Electric, IHI, MHI and Snecma, as well as in airframe components for Boeing and Airbus. Our sales forecasts have identified higher production levels than normal for a typical aerospace up-cycle. “We believe we will see above-average, sustainable demand for the medium term—three to seven years out—and that we will maximize organic growth through expanded investments during this cycle,” Turner says.

“PCT is a key element of the Ladish growth strategy,” said Kerry L. Woody, President and CEO of Ladish. “Customers recognize the significant contribution PCT is making to their supply-chain improvement initiatives. The growth in demand for titanium engine and airframe components, reflected in a strong backlog and forecasted requirements, supports our continued investment in PCT.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-07-10